Exhibit 10.46

EMPLOYMENT AGREEMENT

Advanced Cell Technology, Inc. (“ACT”) desires to retain the services of, James T Murai PhD (“MURAI”) in the capacity of Associate Director; and desires to provide his services to ACT in that capacity.  Accordingly, for and in consideration of the commitments set forth herein, ACT and MURAI agree as follows:

1.                                      Position and Duties

ACT agrees to employ MURAI in the position of Associate Director.  MURAI shall report to the Chief Scientific Officer (“CSO”) of ACT, and shall perform any and all duties now or hereafter assigned to MURAI by the CSO of ACT, as well as any other duties consistent with the position of Associate Director.  MURAI shall abide by ACT’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

2.                                      Compensation

A.                                   Annual Salary.  ACT shall pay MURAI an annual salary of one hundred twenty-five thousand dollars ($125,000.00).  MURAI’s salary shall be paid in equal bi-monthly installments, consistent with ACT’S regular pay practices.  MURAI’s salary may be adjusted from time-to-time by ACT without affecting this Agreement.

B.                                     Bonus:  Upon the successful completion of his job responsibilities, in addition to his Annual Salary, MURAI shall be eligible to receive an annual bonus that will be recommended by the CSO and approved by the CEO and the Board of Director’s of ACT in their sole and absolute discretion.  Not withstanding the above, MURAI will be incented upon successfully submitting up to five grants for fiscal 2005.  MURAI will be awarded an additional 5000 shares of stock for achieving this.

C.                                     Expenses:  ACT shall reimburse MURAI for reasonable travel and other business expenses incurred by MURAI in the performance of his duties hereunder.  If you and the company mutually agree to have you relocated, the company will pay for all moving and relocation expenses up to $15,000.

3.                                      Benefits

MURAI shall be entitled to receive benefits under the following benefit plans: group life insurance; medical insurance; disability insurance, and 401K/retirement plan.  ACT may modify, amend or terminate any or all such benefit plans at any time.  MURAI’s rights under any benefit plans now in force or later adopted by ACT shall be governed solely by the terms of the particular benefit plan.  In addition, MURAI shall be entitled to the following:

A.                                   Vacation:   Three (3) weeks per year.

B.                                     Sick Days:  Ten (10) days per year.

4.                                      Stock Options.  Subject to the approval of the ACT Board of Directors, ACT will grant MURAI an option to purchase the Company’s Common Stock (the “Option”) under the Company’s employee Stock Option Plan (the “Plan”) in an amount equal to 45,000 of the Company’s outstanding shares (inclusive of option reserve and warrants).  The Options will vest over forty eight (48) months as follows: there will be a 90 day probation period and thereafter 1/45th of the remaining number of shares will vest at the end of each full month of employment.  Vesting will depend on MURAI’s continued employment with the Company and will be subject to the terms and conditions of the Plan and a Stock Option Agreement.  Except as specifically set forth in this Section 4, MURAI’s, rights under the Plan, or any other stock option plan later adopted by ACT, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.

5.                                      Competitive Activities

During the term of MURAI’s employment with ACT and for one (1) year thereafter, you shall not, for himself or any third party, directly or indirectly (a) divert or attempt to divert from ACT any business of any kind, including, without limitation, the solicitation of or interference with any of its members, sponsors, employees, volunteers, officers or directors, (b) employ, solicit for employment or recommend for employment any person employed by ACT, or (c) engage in the formation or promotion of, or be employed by, any entity that is competitive with ACT. MURAI acknowledges that there is a substantial likelihood that the activities described in this Section 5 would involve the unauthorized use or disclosure of the ACT’s Proprietary Information and that use or disclosure would be extremely difficult to detect.  MURAI has accepted the limitations of this Section 5 as a reasonably practicable and unrestrictive means of preventing such use or disclosure.

6.                                      Inventions/Intellectual Property Belong to ACT

Any and all inventions, discoveries, improvements or intellectual property which MURAI has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by ACT shall be the sole and exclusive property of ACT.

The obligations provided for by this Agreement, except for the requirements as to disclosure in paragraph 7, do not apply to any rights MURAI may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the ACT was used and which was developed entirely on the MURAI’s own time and (a) which docs not relate directly or indirectly to the business of ACT or to ACT’s actual or demonstrable anticipated research or development, or (b) which does not result from any work performed by MURAI for ACT.

7.                                      Disclosure of Inventions: MURAI agrees to disclose promptly to ACT all such improvements, discoveries, or inventions which MURAI has made or may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to ACT, where the rights are the property of ACT, and agrees to execute and sign any and all applications, assignments, or other instruments which ACT may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain Letters Patent of the United States or foreign countries for said improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in ACT the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.

This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph 6.  MURAI agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement or intellectual property is the property of ACT.

8.                                      Confidential and Proprietary Information

During his employment, MURAI may have access to confidential information relating to such matters as ACT’s trade secrets, systems, procedures, manuals, products, and clients.  For purposes of this Agreement, “confidential information” means all information and ideas, in any form, relating in any manner to the business of ACT or its clients, unless; (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in MURAI’s possession prior to his employment with ACT; or (iii) the information is disclosed to MURAI without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from ACT.

MURAI understands and agrees that all confidential information will be kept confidential by MURAI both during and after his employment under this Agreement.  MURAI further agrees that he will not, without the prior written approval by ACT, disclose such confidential information, or use such confidential information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment.

9.                                      Termination of Employment

MURAI understands and agrees that his/her employment has no specific term.  This Agreement, and the employment relationship, may be terminated by either party with or without cause upon thirty (30) days written notice to the other.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination neither ACT nor MURAI shall have any further obligation to each other by way of compensation or otherwise.

10.                               Separation Benefits.  Upon termination of MURAI’s employment with the Company for any reason, MURAI will receive payment for all unpaid salary and vacation accrued as of the date of his termination of employment, and his benefits will be continued under the ACT’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, and conditioned in each case upon MURAI’s execution of a release and waiver of claims against ACT, its officers and directors, MURAI will also be entitled to receive severance benefits as set forth below, but MURAI will not be entitled to any other compensation, award or damages with respect to your employment or termination.

(a)                                  Definitions.  For purposes of this Section 10, the following definitions shall apply: “Disability” shall mean MURAI’s complete inability to perform his job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.  “Cause” means: (i) the failure to properly perform MURAI’s job responsibilities, as determined reasonably and in good faith by the Board; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea, of guilty or “no contest” to, any felony, or a crime involving moral turpitude; (iv) breach of any proprietary information and inventions agreement with the Company; or (v) failure to follow the lawful directions of the Board.

(b)                                  Termination for Cause, Death, Disability, or Resignation.  In the event of MURAI’s termination for “Cause”, termination for death or “Disability,” or his Resignation MURAI will not be entitled to any cash severance benefits or additional vesting of any Company equity awards, including Company stock options.

(c)                                  Termination Without Cause.  In the event of MURAI’s termination without “Cause,” he will be entitled to (i) a lump sum payment in an amount equal to three (3) months base salary, subject to such payroll deductions and withholdings as are required by law; and (ii) accelerated vesting of fifty percent (50%) of the then-unvested shares subject to the Option.

11.                               Turnover on Termination

MURAI agrees that on or before termination of employment, he will return to ACT all originals and copies of all or any part of:

a.                                       Lists and sources of clients;

b.                                      Proposals to clients or drafts of proposals;

c.                                       Reports, job notes, specifications, and drawings pertaining to clients;

d.                                      Any and all other things, equipment, and written materials obtained by MURAI during the course of employment from ACT or any client of ACT.

e.                                       Any and all inventions or intellectual property developed by MURAI during the course of employment.

12.                               Arbitration

Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between ACT and MURAI, including but not limited to (1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).

ACT shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

MURAI UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS/HER RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

13.                               Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

14.                               Agreement Read and Understood

MURAI acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

15.                               Complete Agreement, Modification

This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified except by a written document signed both by the ACT and MURAI.  MURAI understands and agrees that he will be required by the Company to execute a comprehensive Proprietary Information Agreement.

16.                               Governing Law

This Agreement shall be construed and enforced according to the laws of the State of California.

Dated:	2/9/05	/s/ James T. Murai
James T. Murai, PhD

Dated:	2/17/05	/s/ William M. Caldwell
Advanced Cell Technology, Inc.
By: William M. Caldwell
Title: Chief Executive Officer